Exhibit 10.1

C-COR Incorporated

PROFIT INCENTIVE PLAN (PIP)

FISCAL YEAR 2008

Amended and Restated October 23, 2007

Forward

On September 24, 2007 C-COR Incorporated announced that it had agreed to be acquired by Arris Group, Inc. It is expected that the transaction will close in December 2007 and that C-COR employees will participate in the Arris incentive plans beginning in January 2008, which is the beginning of the Arris fiscal year. The purpose of this Amended and Restated plan is to implement such changes as are necessary to close out the C-COR Fiscal Year 2008 Profit Incentive Plan (PIP) in December 2007 to facilitate the transition to the Arris program. The major changes to the original FY 2008 PIP are as follows:

•	The term of the plan is changed from twelve months to six months.

•

The discretionary bonus component of the plan is consolidated into the incentive component (now referred to as PIP) so that amounts paid out are based on the targeted percentage of wages for each employee (including a provision for an average discretionary component) and the achievement of the six-month profit targets.

•	Provisions are added to address administration of the plan and calculation of amounts due upon the closing of the merger with Arris.

In the event that the merger agreement with Arris is terminated, this Amended and Restated Plan will become void and the Company would revert to the original FY 2008 Profit Incentive Plans.

1. Conceptual Basis of the Plan

The PIP plan is based upon the achievement of specific corporate financial goals for Q1 and Q2 of FY08 as established by the Board of Directors The plan allows eligible employees to share in the successes of the company, while balancing the financial needs of the company to re-invest profits in future operations. The main aspects of the plan are:

1) A PIP payment target is established based upon a percentage of base wages by labor category. That target amount will be paid if the financial goals are achieved at the 100% level.

2) A PIP payment pool will be created beginning at achievement of 80% or greater of corporate financial goals measured for C-COR Inc. The goal will be operating income from continuing operations** as approved by the Board of Directors for Q1 and Q2 of FY08. If a payment is approved, all eligible employees will receive a PIP payment based upon total funds available in the pool for that measurement period with distribution based on their identified percentage of base wages. If the pool of available funds is less than the sum of targeted payments, a proration factor will be applied across all payments.

4) The maximum payout (including fringes/taxes) will be 25% of cash flow from operations** for C-COR Inc. during the measurement period. If the pool of available funds from cash flow is less than the sum of targeted payments, a proration factor will be applied across all payments. If the pool is greater than the sum of targeted payments, the maximum payout will be the sum of targeted payments. Total payout must be equal to or lower than the available cash flow requirement.

2. Participant Eligibility

Full-time, active employees and part-time, active employees (working a minimum of 20 hours per week/1040 hours per year) of C-COR, Broadband Management Solutions, LLC, C-COR Electronics Canada Inc., salaried employees of C-COR de Mexico, employees of European or Asian subsidiaries meeting all other requirements and not covered in a category listed below, and individuals within subsidiary groups who are specifically identified as key management/ technical leadership are eligible for this program. The plan includes executive officers of C-COR Incorporated.

The following employees are not eligible:

•	Employees on Sales/Marketing Commission or Incentive Plans

•	Employees who are provided a specifically identified, alternative incentive bonus

•	Temporary Agency Employees, Independent Contractors, Co-ops and Interns

•	Employees paid on a piece-rate basis

3. Definition of base wages

Base wages are defined as the total base wages of an employee at the end of each measurement period, not including any special compensation such as the reimbursement of moving expenses, one-time bonuses, or the exercise of stock options or wages paid through disability, workers’ compensation or other third-parties. Base wages do not include overtime, however shift differential will be included in the calculation of base wages when applicable. If an employee does not receive wages from C-COR during the measurement period due to disability, workers’ compensation, FMLA, Military Leave or other circumstances, only wages paid directly by C-COR will be considered to be included for the purposes of calculating a PIP payment.

New Hires within the Fiscal Year and / or Terminated Employees –

An employee is eligible for a PIP payment if they have worked at least one full fiscal quarter during the measurement period and are on the payroll at the time of payment following the fiscal measurement period. Employees who are impacted by a reduction-in-force during the measurement period are eligible for a pro-rated PIP payment, if a payment is ultimately approved at the end of the measurement period by the Compensation Committee/Board of Directors, if they have worked at least one full fiscal quarter during the measurement period and agree to sign a general release agreement. The formula for calculating a PIP payment takes into account the pro-rationing of the payment amount to reflect the amount of time the individual was actively employed during the payment period.

4. Creation of PIP pool

The PIP pool is created beginning at the 80% achievement level of the established financial metric. The pool is funded on a straight-line basis between 80% and 100% achievement levels such that the total targeted payout amount is funded at the 100% goal achievement level.

PIP Payments

Timing and Measurement Periods: Achievement of financial metrics versus established goals will be reviewed for Q1 and Q2 of FY08. The review will take place after the completion of the 1st and 2nd quarters of FY08. Following the audit (or review, in the case of interim financial statements) of the financial statements, the Compensation Committee will review any applicable PIP calculations for potential payment. All decisions made by the Compensation Committee and/or the Board of Directors are final and binding (see Administration section 5 of this document). Any payment approved will be disbursed to all eligible employees as soon as practical following Compensation Committee and/or Board of Directors approval.

Notwithstanding the foregoing paragraph, in the event that the sale to Arris closes prior to the end of the 2nd quarter of FY08, the Board of Directors will review the financial results available at that time and make a determination as to the extent to which the financial metrics are being achieved. The available information will include the actual results for the 1st quarter, the quarter to date results for the 2nd quarter and the projected results for the remainder of the second quarter. If the available information indicates that the financial targets for Q1 and Q2 would likely be achieved (apart from any purchase accounting adjustments), then the Board of Directors may award a PIP Payment not to exceed the targeted PIP payment pool at the 100% level of achievement.

The determination of the Board of Directors will be made immediately prior to the closing of the merger with Arris and any payments so authorized will be made to employees as soon as practical.

Calculation of Payments:

Payment calculations will be based on Total Goal Achievement % with associated PIP payments as defined below. However, the maximum payout (including fringes/taxes) will be the available PIP payment pool (maximum is equal to the sum of the targeted PIP percentages at 100% of goal achievement times wages earned by each employee) for that measurement period as approved by the Board of Directors and will have a maximum payout of 25% of cash flow from operations** for C-COR Inc. during the measurement period.

Q1 & Q2 payment:

Total Goal Achievement %	PIP Payment
Less than 80% of goal	0% payment

80-99.9% of goal	Available PIP pool will be distributed based upon 1) goal achievement multiplier and 2) targeted PIP percentage of wages for each employee. Multiplier will be a straight-line calculation between 80% and 100% of goal achievement. The goal multiplier % will apply to 6% - 75% of base wages dependent upon level of position. Payments will be pro-rated if necessary across all payment levels.

100% achievement of goal	Available PIP pool will be distributed based upon targeted PIP percentage of wages for each employee: 6% - 75% of base wages dependent upon level of position. Payments will be pro-rated if necessary across all payment levels.

5. Administration

The Compensation Committee of the Board of Directors oversees the Plan. The Compensation Committee and/or its delegate(s) are responsible for administration of the plan.

Subject to the provisions of the Plan, the Compensation Committee and/or its delegate(s) shall have the sole authority and discretion:

i)	to construe and interpret the Plan;

ii)	to determine and approve the amount of payments to be made within the Plan guidelines and to refer any exceptions or items requiring further review to the Board of Directors for approval;

iii)	to determine and approve the status and rights of any participant or beneficiary to payments under the Plan;

iv)	to decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the Compensation Committee and/or its delegate(s) or the Board of Directors pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all parties. The Compensation Committee has complete discretion in administering and interpreting the PIP Plan and in granting or denying any payments described within the plan regardless of the financial calculations presented.

6. Right to Withhold Taxes

The Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

7. Non-Transferability of Rights

A participant’s rights and interests under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of the participant’s death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any participant under the Plan shall be subject to any obligation or liability of such participant other than any obligations or liabilities owed by the Participant to the Company.

8. No Right to Continued Employment

Neither the Plan, nor any compensation payable under the Plan, shall confer upon any participant any right to continuance of employment by the Company or any affiliate of the Company nor shall they interfere in any way with the right of the Company or any affiliate of the Company to terminate any participant’s employment at any time.

9. No Claim Against Assets

Nothing in this Plan shall be construed as giving any participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or any affiliate or as imposing any trustee relationship upon the Company or any affiliate in respect of the participant.

The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any affiliate.

10. Company’s Books and Records Conclusive

The Company’s books and records, and internal accounting procedures, will be conclusive for all purposes under the Plan.

11. Amendment or Termination

The Company may at any time, terminate or modify or amend the Plan in any respect, at any time prior to payment for the fiscal year. The Compensation Committee may consider all applicable fiscal conditions at the time of payment in making its final determinations of payment or non-payment of PIP funds.

12. No Other Agreements or Understandings

Except as expressly provided herein, this Plan represents the sole agreement between the Company and participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

13. Governing Law

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania applied without regard to conflict of law principles.

*	Operating income from continuing operations will be measured according to GAAP adjusted to exclude non-cash items (specifically, stock option expense and amortization of intangible assets), restructuring charges and one-time income or expenses including expenses related to the sale to Arris, including integration planning costs. Final determination on inclusion or exclusion of items in determining achievement of the financial goals will be at the sole discretion of the Board of Directors upon presentation of the relevant information by the officers of the Company.
**	Cash flow from operations will be measured according to GAAP adjusted to exclude one-time income or expenses. Final determination on inclusion or exclusion of items in determining achievement of the financial goals will be at the sole discretion of the Board of Directors upon presentation of the relevant information by the officers of the Company.